                                                                       EXHIBIT 8

                               SERVICES AGREEMENT


     THIS SERVICES AGREEMENT (the "Agreement") is made as of August 15, 1996, by and among Delaware Management Holdings, Inc., a Delaware corporation ("Holdings"), Delaware Service Company, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("Delaware"), Lincoln Life & Annuity Company of New York, a New York insurance corporation ("Lincoln Life").

     The parties hereto, in consideration of the mutual covenants hereinafter expressed, agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

     Section 1.1  Definitions.  The following terms shall have the respective
                  -----------
meanings set forth in this Section 1.1 for all purposes of this Agreement except where the application of such definitions is limited by reference in this
Section 1.1 to a specific Article of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

     "Accounting Schedule" means Schedule 1.1(a) hereto, which sets forth the
                                 ---------------
accounting services to be rendered pursuant to this Agreement, as such Schedule may be amended from time to time pursuant to Section 15.1.

     "Accounting Services" means the services listed in the Accounting Schedule with respect to the Accounts.

     "Accounts" means the Separate Accounts.

     "Affiliate" means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity.

     "Business Day" means a day on which the New York Stock Exchange is open for trading.

     "Calculation Losses" means any losses suffered by a Contractowner, Third Party Administrator, or Separate Account directly caused by an error in a Unit Value, or by the delivery to Lincoln Life of a or Unit Value after the applicable deadline provided for in Section 2.1; provided, however, that such losses shall not include any consequential damages.

     "Contractowner" means the present or former owner of an insurance or annuity contract supported by a Separate Account, or any beneficiary or annuitant thereof.

     "Delaware" has the meaning set forth in the preamble to this Agreement.

     "Delaware Affiliate" means Holdings and any entity that is directly or indirectly controlled by Holdings.

     "Fee Schedule" means Schedule 5.1 hereto, as such Schedule may be amended
                          ------------
from time to time pursuant to Section 15.1.

     "Holdings" has the meaning set forth in the preamble to this Agreement.

     "Lincoln Affiliate" means any Affiliate of Lincoln Life other than a Delaware Affiliate.

     "Lincoln Life" has the meaning set forth in the preamble to this Agreement.

     "Renewal Term" means each successive one-year term occurring after the expiration of the initial term of this Agreement as described in Section 10.1.

     "Separate Account" means a separate account of Lincoln Life identified as such on the Accounting Schedule, and any additional separate account or sub-account of Lincoln Life or any Lincoln Affiliate (or of any other person if Lincoln Life or any Lincoln Affiliate has administrative responsibilities with respect to such separate account or sub-account pursuant to any reinsurance agreement or otherwise) designated in accordance with Section 4.1.

     "Third Party Administrator" means an administrator of insurance or annuity contracts acting on behalf of Contractowners.

     "Unit Value" means the daily unit value per unit of the respective Separate Accounts or sub-accounts thereof for each Business Day, all determined in accordance with the terms of the Cutover Schedule and with any applicable prospectus or regulatory requirement.

     "Value Calculation Services" means those Accounting Services consisting of or incidental to the calculation and communication of Unit Values in accordance with the terms of this Agreement.

                                   ARTICLE 2
                               SCOPE OF SERVICES
                               -----------------

     Section 2.1  Scope of Services.  Delaware shall provide the Accounting
                  -----------------
Services to Lincoln Life with respect to each of the Separate Accounts, all in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Delaware, no later than 6:00 p.m. (New York City time) on each Business Day, shall in accordance with the terms of this Agreement provide to Lincoln Life the Value Calculation Services for each of the Accounts. In the event of any error in the Value Calculation Services, the parties hereto will follow the procedures set forth in Schedule 2.1, without prejudice to any other rights
                        ------------
described in this Agreement.

                                   ARTICLE 3
                      LINCOLN LIFE'S SUPPORT OBLIGATIONS
                      ----------------------------------

          Section 3.1  Provision of Data.  Lincoln Life shall use its best
                       -----------------
efforts to provide or cause to be provided to Delaware the data identified in

Schedule 3.1 during the periods and in accordance with the procedures identified
------------
in such Schedule, it being understood that Delaware shall not be responsible for any Calculation Losses or other claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney's fees, which any party may sustain or incur, directly or indirectly, in each case to the extent caused by or arising from Lincoln Life's failure to provide such data in accordance with such Schedule 3.1.
                                          ------------

          Section 3.2  Data to Be Provided by Third Parties.  With respect to
                       ------------------------------------
each of the mutual funds identified in Schedule 3.2 as an available investment
                                       ------------
of one or more of the Separate Accounts and each third party service provider identified in such Schedule, Lincoln Life shall direct each of the managers of such funds or such service provider, as the case may be, to provide or cause to be provided to Delaware the data identified in Schedule 3.2 in accordance with
                                               ------------
the procedures and time deadlines identified in such Schedule.

                                   ARTICLE 4
                     NEW ACCOUNTS; NEW INVESTMENT MANAGERS
                     -------------------------------------

          Section 4.1  Additional Accounts.  Lincoln Life may from time to time
                       -------------------
designate (i) one or more additional separate accounts to constitute Separate Accounts for all purposes of this Agreement, or (ii) one or more newly established sub-accounts of any Separate Account. Such designation shall be:

          (a) subject to Delaware's consent, which shall not be unreasonably withheld; provided, that such consent shall be considered to be unreasonably withheld if Delaware does not make reasonable efforts to accept such new separate accounts and sub-accounts, which efforts shall include, but not be limited to, reasonable consideration of the expansion of Delaware's infrastructure to handle such new separate accounts and sub-accounts; and

          (b) evidenced by a writing executed by Lincoln Life and Delaware setting forth the name of such separate account or new sub-account, the applicable rate under the Fee Schedule that shall apply to the Accounting Services for such separate account or new sub-account, the effective date of the designation thereof as a Separate Account or new sub-account, and any other matters the parties wish to include.

Notwithstanding clause (b) of the preceding sentence, if Delaware's performance of the Accounting Services for such additional Separate Accounts or sub-accounts of such Separate Accounts would, in Delaware's reasonable opinion, result in higher costs than the costs Delaware incurs for providing the Accounting Services to the current Accounts, then the affected parties hereto shall negotiate in good faith an addendum to the Fee Schedule for such additional Separate Accounts and sub-accounts and Delaware shall not be deemed to have unreasonably withheld its consent under clause (b) of this Section 5.1 until such addendum has been agreed to. Except as otherwise specified in such writing, Delaware shall provide to Lincoln Life with respect to a Separate Account or new sub-account, the same Accounting Services as are specified in the Accounting Schedule with respect to the other Separate Accounts or sub-account of a Separate Account, as the case may be.

     Section 4.2  New Investment Managers.  If new investment managers are added
                  -----------------------
to provide investment advisory services to any of the Accounts, and Delaware's performance of the Accounting Services is, as a result thereof, significantly more costly to Delaware, the affected parties shall negotiate in good faith an addendum to the Fee Schedule for such Accounts.

                                   ARTICLE 5
                                     FEES
                                     ----

     Section 5.1  Accrual of Fees.  Lincoln Life shall pay fees for the
                  ---------------
Accounting Services for each of the Separate Accounts at the respective rates per annum determined in accordance with the Fee Schedule. Fees accrued pursuant to this Section 5.1 shall be payable in arrears on a monthly basis.

     Section 5.2  Payment of Fees by Lincoln Life.  Delaware shall submit to
                  -------------------------------
Lincoln Life an invoice for each month for all of the fees payable pursuant to
Section 5.1 with respect to each of the Separate Accounts, which invoice shall be itemized to show the portion of such fees allocable to each of the Separate Accounts in accordance with the Fee Schedule. Subject to the terms of this Agreement, invoices for such fees shall be payable within 30 days of receipt.

                                   ARTICLE 6
                       STANDARD OF CARE; INDEMNIFICATION
                       ---------------------------------

     Section 6.1  Standard of Care.  Delaware shall provide the Accounting
                  ----------------
Services with a level of care equal to or greater than the level of care at which it performs similar functions for mutual funds that are sponsored or managed by any Delaware Affiliate, and in any event, Delaware shall always exercise reasonable care in performing the Accounting Services.

     Section 6.2  Indemnification
                  ---------------

     (a) Indemnification by Lincoln Life.  Lincoln Life shall indemnify, defend
         -------------------------------
and hold harmless Delaware and any Delaware Affiliate, and the directors, officers and employees of the foregoing (each individually, a "Delaware Indemnified Party"), against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney's fees, which any Delaware Indemnified Party may sustain or incur, directly or indirectly, in each case to the extent caused by or arising from (i) the negligence, recklessness or intentional misconduct of Lincoln Life or any Lincoln Affiliate, or any director, officer or employee thereof, in the performance of this Agreement; or (ii) the failure of Lincoln Life to comply with the terms of this Agreement.

     (b) Indemnification by Delaware.  Subject to Section 3.1, Delaware shall
         ---------------------------
indemnify, defend and hold harmless Lincoln Life, the Lincoln Affiliates and the directors, officers and employees of the foregoing (each individually, a "Lincoln Indemnified Party") against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses (including but not limited to (a) Calculation Losses reimbursed by Lincoln Life and (b) any market fluctuation losses incurred by Lincoln Life in effecting such reimbursement) or expenses, including reasonable attorney's fees, which any Lincoln Indemnified Party may sustain or incur, directly or indirectly, in each case to the extent caused by or arising from (i) the negligence, recklessness or intentional misconduct of Delaware or any Delaware Affiliate, or any director, officer or employee thereof, in the performance of this Agreement; or (ii) the failure of Delaware to comply with the terms of this Agreement.

     (c) Procedures.  Subject to the provisions of Section 6.2(d), promptly
         ----------
after receipt by a Delaware Indemnified Party or a Lincoln Indemnified Party (each, an "Indemnified Party") of notice of the commencement of any action, proceeding, investigation or claim by any Contractowner or other third party (a "Proceeding"), the Indemnified Party shall, if a claim in respect thereof is to be made pursuant to this Section 6.2 against another party to this Agreement (the "Indemnifying Party"), notify the Indemnifying Party in writing of the commencement thereof; but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Section 6.2, except to the extent that such failure to notify actually prejudices the Indemnifying Party. In case any such Proceeding shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and to assume the defense thereof, with counsel satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party's election to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if, in the reasonable judgment of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel other than counsel for the Indemnifying Party, the Indemnified Party shall have the right to employ a single counsel to represent the Indemnified Party, in which event the reasonable fees and expenses of such separate single counsel shall be borne by the

Indemnifying Party, and (ii) in the case of any Proceeding brought by any governmental authority, the Indemnifying Party shall have the right to participate in, but not to assume the defense of, such Proceeding. The Indemnifying Party shall not be obligated under any settlement agreement relat ing to any Proceeding under this Section 6.2 to which it has not consented in writing, which consent shall not be unreasonably withheld.

     (d)  Preserving Rights with Respect to Calculation Losses.  Notwithstanding
          ----------------------------------------------------
Section 6.2(c), Lincoln Life may in its sole discretion elect to reimburse a Contractowner, Third Party Administrator or Separate Account for Calculation Losses out of Lincoln Life's own funds and such reimbursement shall have no effect on the respective indemnification obligations of the parties pursuant to
Section 6.2(a) and (b).

     (e) Overpayments.   The parties agree that there may be circumstances in
         ------------
which it would not be commercially reasonable for Lincoln Life to seek reimbursement from one or more Contractowners of overpayments made them, taking into account relevant factors such as industry practice; the amount of such overpayments; the number of Contractowners overpaid; the cost of seeking reimbursement; and the implications for customer relations of seeking reimbursement. In the event of any overpayment to a Contractowner for which Lincoln Life intends to seek indemnification from Delaware pursuant to Section 6.2(b) without seeking reimbursement from the Contractowner, the parties shall negotiate in good faith as to what effect, if any, the determination not to seek such reimbursement should have under the circumstances on the rights of Lincoln Life or the Funds to indemnification for the amounts overpaid.

                                   ARTICLE 7
                               INSURANCE COVERAGE
                               ------------------

     Section 7.1  Insurance.  Delaware and Holdings shall maintain insurance
                  ---------
coverage at a level at least equal to the insurance coverage held by each of them at the time this Agreement becomes effective.

                                   ARTICLE 8
                    FORCE MAJEURE AND DISASTER RECOVERY PLAN
                    ----------------------------------------

     Section 8.1  Force Majeure; Disaster Recovery Plan.  No party shall be
                  -------------------------------------
liable to any other party for any damages caused by delays beyond its reasonable control, including, without limita tion, those delays occasioned by fire, strike, labor dispute, acts of the other party, acts of any common carrier, pricing service, corporate action service, or telephone network, acts of the power supply company or its networks, restrictions by civil or military authorities, acts of nature, or unforeseen transportation failures. In the event of any such delay, the hindered party shall promptly notify the other parties and, upon the giving of such notice, the period of time for performance of obligations hereunder affected by such delays will be extended by the same number of days as the delay. Notwithstanding the foregoing, Delaware shall maintain and implement a customary disaster recovery plan and such plan shall be reasonably acceptable to

Lincoln Life and the Funds. This Article 8 shall not excuse any failure to perform, or extend the time for performance of, any obligation of Delaware under this Agreement to the extent that such failure or delay would have been avoided by compliance with such disaster recovery plan, or by the use of reasonable, readily available alternatives.

                                   ARTICLE 9
                                 EFFECTIVENESS
                                 -------------

          Section 9.1  Effectiveness.
                       -------------

                  This Agreement shall become effective upon the date first set forth above ("Effective Date").

                                   ARTICLE 10
                              TERM AND TERMINATION
                              --------------------

          Section 10.1  Term.  The initial term of this Agreement shall end on
                        ----
the fourth anniversary of the Effective Date and this Agreement shall be automatically renewed for subsequent Renewal Terms thereafter unless sooner terminated under Section 10.2.

          Section 10.2  Termination.  Subject to the procedures set forth in
                        -----------
Article 11 and to Section 10.3, this Agreement may be terminated as follows:

                  (a) by Lincoln Life or Delaware in each case upon notice to each of the other parties at least 180 days prior to the expiration of the initial term or any Renewal Term, with such termination to become effective upon such expiration; and

                  (b) by Lincoln Life or Delaware upon 30 days notice to each of the other parties, for any material breach of this Agreement unless such breach is cured within such notice period.

For the purpose of this Section 10.2(b) only, a "material breach" shall include, but not be limited to, the failure by Delaware to provide Accounting Services hereunder of a quality reasonably determined by Lincoln Life to be consistent with a superior level of service in the industry.

     Section 11.3  Effect of Termination by a Fund.  In the event one or more
                   -------------------------------
Funds shall terminate this Agreement, this Agreement shall nonetheless continue in full force and effect between and among those parties who have not terminated this Agreement.

                                  ARTICLE 11
                          PROCEDURES UPON TERMINATION
                          ---------------------------

     Section 11.1  Obligations Upon Termination.  Upon termination of this
                   ----------------------------
Agreement by any party under Article 10, each party shall be obligated to cooperate with each other party to provide for the transfer of all responsibilities, duties and obligations of this Agreement as may be necessary to ensure the orderly, undisrupted business of each party. Such cooperation shall include, but not be limited to, returning all papers, documents, materials or equipment to the party owning such materials. In the event that this Agreement is terminated by Lincoln Life under Section 10.2(b), Lincoln Life shall have the right to require Delaware to continue performing all or any part of its responsibilities, duties and obligations under this Agreement until the earlier of (a) 210 days following the date notice of such termination was given, or (b) the date that is 30 days after notice from Lincoln Life that Delaware shall cease such performance. For this purpose, (a) the terms of this Agreement (including without limitation the obligation of Lincoln Life to pay Delaware's fees under Article 5, and the obligation of Delaware to continue to exercise the standard of care required under Section 6.1 shall remain in effect with respect to the period in which Delaware is obligated to continue such performance, and
(b) if any portion of Delaware's responsibilities, duties and obligations during such period are not so extended as required by Lincoln Life, the parties shall mutually agree in good faith on a reduction of fees which reflects the termination of such responsibilities, duties and obligations.

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     Each party represents and warrants to the other parties as follows:

     Section 12.1   Organization and Authority.  Such party is duly organized,
                    --------------------------
validly existing and in good standing as a corporation under the laws of the state indicated on the first page of this Agreement, with the requisite authority and power, in conformity with applicable laws, rules and regulations, to execute and deliver this Agreement and to perform its obligations hereunder. Such party has taken all necessary action to authorize such execution, delivery and performance.

     Section 12.2  No Conflict with Laws.  The execution, delivery and
                   ---------------------
performance of this Agreement by such party do not conflict with or violate any laws applicable to such party, any provision of its constituent documents, any order or judgment of any court or governmental agency applicable to it or any of its assets or any contractual restriction binding on it or its assets.

     Section 12.3  Obligation.  This Agreement constitutes a legal, valid and
                   ----------
binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insol vency, reorganization, moratorium and similar laws relating to the enforcement of creditors' rights generally and subject to principles of equity.

                                   ARTICLE 13
                                PARENT GUARANTY
                                ---------------

     Section 13.1  Parent Guaranty.  Holdings hereby unconditionally guarantees
                   ---------------
the full and punctual performance of the covenants, agreements and obligations of Delaware under this Agreement, including but not limited to the payment when due of all amounts that may from time to time be payable by Delaware pursuant to
Section 6.2(b) (the "Guaranteed Obligations").

     Section 13.2  Guaranty Unconditional.  The obligations of Holdings
                   ----------------------
hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released or discharged by:

          (a) any extension, settlement, compromise, waiver or release in respect of any obligation of Delaware under this Agreement;

          (b)  any modification or amendment of or supplement to this Agreement;

          (c) any change in the corporate existence, structure or ownership of Delaware, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Delaware or its assets; or

          (d) any other act or omission to act or delay of any kind by Delaware, Lincoln Life, any Fund or any other person which would, but for the provisions of this paragraph (d), constitute a legal or equitable discharge of Holding's obligations hereunder;

provided, however, that in the event of any extension, settlement, compromise, waiver or release of any obligation of Delaware under this Agreement, or any modification or amendment of or supplement to this Agreement, the guaranty provided for in this Article 13 shall apply to the obligations of Delaware as so extended, settled, compromised, waived, released, modified, amended or supplemented.

     Section 13.3  Discharge Only Upon Payment or Performance in Full;
                   ---------------------------------------------------
Reinstatement in Certain Circumstances.  Holding's obligations hereunder shall
--------------------------------------
remain in full force and effect until the Guaranteed Obligations shall have been paid or performed in full. If at any time any payment of Guaranteed Obligations by Delaware under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Delaware or otherwise, Holding's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     Section 13.4  Waiver by Holdings.  Holdings irrevocably waives acceptance
                   ------------------
hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against Delaware or any other person.

     Section 13.5  Subrogation.  Upon making any payment with respect to
                   -----------
Delaware hereunder, Holdings shall be subrogated to the rights of the payee against Delaware with respect to such payment; provided that Holdings shall not enforce payment by way of subrogation until all Guaranteed Obligations have been paid or performed in full.

                                   ARTICLE 14
                               DISPUTE RESOLUTION
                               ------------------

     Before commencing litigation of any dispute arising out of or relating to this Agreement, the parties shall attempt in good faith to resolve the dispute by the following means:

     Section 14.1  Negotiation.  The parties shall in good faith attempt to
                   -----------
resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. A party may give the other parties written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of that notice, executives of the affected parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate mediation of the controversy or claim as provided in Section 14.2. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least 3 Business Days' notice of that intention and may also be accompanied by an attorney.

     Section 14.2  Mediation.  If the dispute has not been resolved by
                   ---------
negotiation as provided in Section 14.1, the parties shall endeavor for an additional period of 60 days to settle the dispute by mediation under the then-current Center for Public Resources (CPR) Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panel of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

     Section 14.3  Confidentiality.  All activities under this Article 14 are
                   ---------------
confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                                   ARTICLE 15
                                 MISCELLANEOUS
                                 -------------

     Section 15.1  Amendment.  This Agreement, including any Exhibits or
                   ---------
Schedules, may be amended, modified or supplemented only in writing signed by Delaware, Lincoln Life and any Fund affected thereby. This Agreement shall be binding upon all successors, assigns or transferees of the parties to this Agreement.

     Section 15.2  Assignment.  This Agreement and the rights, duties and
                   ----------
obligations of the parties hereto shall not be assignable by any party, except assignment to successors in the case of mergers, sales of all or substantially all of the assets of such party or transfer of ownership by reorganization or similar restructuring to a successor in interest to the business of such party, without the prior written consent of the other parties, and any purported assignment in the absence of such consent shall be void.

     Section 15.3  Notices.  All notices given or submitted pursuant to this
                   -------
Agreement shall be made in writing and shall be deemed given when (a) deposited with the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested; (b) deposited with a nationally recognized overnight mail delivery service; (c) sent by facsimile with electronic confirmation of delivery or with a copy sent by mail as described in (a) or (b) above; or (d) delivered in person; all to the last address of record of each party being notified.

     Any notice under this Agreement to Lincoln Life shall be given to:

          ATTN:      Troy D. Panning
                     2nd Vice President and Chief Financial Officer
                     Lincoln Life & Annuity Company of New York
                     Syracuse, NY 13202
          Phone:     (315) 428-8411
          Facsimile: (315) 428-8419

     Any notice under this Agreement to Delaware or Holdings shall be given to:

          ATTN:      Michael J. Bishof
                     Vice President and Treasurer
                     Delaware Management Company
                     1818 Market Street; 7th Floor
                     Philadelphia, PA  19103
          Phone:     (215) 255-2852
          Facsimile: (215) 255-1645

          With a copy to:

                     Richard J. Flannery
                     Managing Director, Corporate
                       & Tax Affairs
                     Delaware Management Company
                     2005 Market Street
                     Philadelphia, PA  19103

          Phone:     (215) 255-1244
          Facsimile: (215) 255-2822

     Any party may, by means of written notice in compliance with this Section 15.3, change the address or the identity of the person to whom any notice, or copy thereof, is to be sent.

     Section 15.4  Severability.  If any provision of this Agreement, as applied
                   ------------
to any party or to any circumstances, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances, or the validity or enforceability of this Agreement; provided, however, that nothing in this Section 15.4 shall adversely affect the fundamental benefits received by the parties under this Agreement.

     Section 15.5  Waiver.  A waiver by any party of any of the terms and
                   ------
conditions of this Agreement in any one instance shall not be deemed or construed to be waiver of any such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder. No waiver of any provision of this Agreement shall be valid unless agreed to in writing by the party or parties against whom such waiver is sought to be enforced.

     Section 15.6  Entire Agreement.  This Agreement contains the entire
                   ----------------
understanding of the parties hereto relating to the subject matter of this Agreement and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties.

     Section 15.7   Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

     Section 15.8  Section and Paragraph Headings.  The titles of the sections
                   ------------------------------
and paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision or condition of this Agreement.

     Section 15.9 Counterparts.  This Agreement may be executed in counterparts
                   ------------
which, taken together, shall constitute the whole of the Agreement as between the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                              LINCOLN LIFE:

                              LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK



                              By: _______________________________
                                    Philip L. Holstein


                              Title: President and Treasurer


                              Date:  __________________________


                              HOLDINGS:

                              DELAWARE MANAGEMENT HOLDINGS, INC.



                              By: /s/ David K.  Downes
                                  --------------------

                              Title: Executive Vice President &
                              Chief Operating Officer


                              Date: August 15, 1996

                              DELAWARE:

                              DELAWARE SERVICE COMPANY, INC.



                              By: /s/ Michael P.  Bishof
                                  ----------------------


                              Title: Vice President & Treasurer

                              Date: August 15, 1996

                                   EXHIBIT A
                                   ---------

                             INVESTMENT COMPANIES

                                   EXHIBIT A
                                   ---------

                             INVESTMENT COMPANIES


Lincoln National Aggressive Growth Fund, Inc.
Lincoln National Bond Fund, Inc.
Lincoln National Capital Appreciation Fund, Inc.
Lincoln National Equity-Income Fund, Inc.
Lincoln National Global Asset Allocation Fund, Inc.
Lincoln National Growth and Income Fund, Inc.
Lincoln National International Fund, Inc.
Lincoln National Managed Fund, Inc.
Lincoln National Money Market Fund, Inc.
Lincoln National Social Awareness Fund, Inc.
Lincoln National Special Opportunities Fund, Inc.

                                   EXHIBIT B
                                   ---------

                FORM OF WRITTEN ACKNOWLEDGEMENT OF CUTOVER DATE

                                   EXHIBIT B
                                   ---------

                    FORM OF ACKNOWLEDGMENT OF CUTOVER DATE
                    --------------------------------------


          This acknowledgement is executed pursuant Section 4.2 of that certain Services Agreement (the "Agreement") dated as of July __, 1996 by and among Delaware Management Holdings, Inc., Delaware Service Company, Inc., Lincoln National Life Insurance Company, Lincoln National Aggressive Growth Fund, Inc., Lincoln National Bond Fund, Inc., Lincoln National Capital Appreciation Fund, Inc., Lincoln National Equity-Income Fund, Inc., Lincoln National Global Asset Allocation Fund, Inc., Lincoln National Growth and Income Fund, Inc., Lincoln National International Fund, Inc., Lincoln National Managed Fund, Inc., Lincoln National Money Market Fund, Inc., Lincoln National Social Awareness Fund, Inc., and Lincoln National Special Opportunities Fund, Inc. Capitalized terms used herein have the same meaning as in the Agreement.

          Each of the parties signing this acknowledgment below hereby agrees that the Test Period for Phase __ terminated on ________________ __, 1996. The Cutover Date for providing the Accounting Service for Phase __ is
_________________ __, 1996.

                                 LINCOLN NATIONAL LIFE INSURANCE COMPANY


                                 By:  __________________________________
                                 Title:  _______________________________

                                 Date:  ________________________________


                                 DELAWARE SERVICE COMPANY, INC.


                                 By:  __________________________________
                                 Title:  _______________________________
                                 Date:  ________________________________



                                  [EACH FUND]

                                 By:  __________________________________
                                 Title:  _______________________________
                                 Date:  ________________________________

                                SCHEDULE 1.1 (a)
                                ----------------

                              ACCOUNTING SCHEDULE

                                     - 20 -